Exhibit 11.1

CODE OF ETHICS

Date: February 18, 2011

STATEMENT

Note: Use of the masculine gender throughout this document includes the feminine gender and is to be understood as meaning “person”.

Theratechnologies Inc., and its subsidiaries (collectively the “Company”), seeks to maintain high standards of conduct and ethics which will govern the behaviour and practices of its executives and employees involved in its commercial activities.

Its executives and employees’ conduct cannot be disassociated from the image the Company projects.

This Code of Ethics defines certain standards and values to which the Company’s executives and employees must adhere as a condition of their continued employment within the Company.

The provisions in this Code of Ethics do not in any way preclude the development and implementation of additional policies, directives or rules regarding specific subjects or situations.

All breaches of this Code of Ethics will be considered serious offences and treated accordingly.

DEFINITIONS

« Conflict of Interest » shall mean any situation, whether real, apparent, potential or contingent, in which an executive or employee may be inclined to favour, directly or indirectly, his private or business interests or those of a relative (e.g. spouse, child or parent), to the detriment of the Company’s interests. Situations that are liable to affect an executive or employee’s loyalty and judgment also constitute a conflict of interest.

« Executive » shall mean any person sitting on the Board of Directors and any person appointed by the Board of Directors as an officer of the Company, including the President and Chief Executive Officer, Chief Financial Officer the vice presidents, the corporate secretary and the treasurer.

« Employee » shall mean any person employed by the Company, whether full or part-time positions, as well as any consultant rendering services on a regular basis to the Company.

« Confidential Information » shall mean any and all information of the Company whether in oral, written, graphic, photographic, recorded, electronic or other form, with the exception of information that is generally accessible to the public or which is part of an employee’s general knowledge before his commencement of work for the Company. Such Confidential Information shall include, but not be limited to, all know-how, intellectual property, commercial secrets, inventions, discoveries, data, drawings, methods, processes, procedures, software, diagrams, technical and professional knowledge, reports, financial information, prices, evaluations, commercial objectives, plans, business opportunities and market analyses. The failure to mark the information as confidential does not have any incidence on the nature of its confidentiality.

SCOPE

This Code of Ethics and the procedures relating to it apply intrinsically to all of the Company’s executives and employees in the performance of their duties as well as in all situations where they could be considered Company representatives (special events, professional associations, conferences, etc.).

INCORPORATION BY REFERRAL

The following Company policies form an integral part of this Code of Ethics:

•	Information Technology Policy (“Exhibit A”);

•	Harrassment Policy (“Exhibit B”);

•	Policy related to the use of information (“Exhibit C”); and

•	Policy regarding Financial and Scientific Complaints (“Exhibit D”);

In the event of a conflict between the procedures incorporated in the above-mentioned policies and this Code of Ethics, the procedures incorporated in these policies related specifically to a derogatory act shall prevail over this Code of Ethics.

All executives and employees pledge to read this Code of Ethics and to comply with it and any special directives or instructions that may be given regarding this application. Also, all executives and supervisory personnel must remind employees under their supervision of this Code’s existence and application and ensure that all situations brought to their notice shall receive all due attention.

PROCEDURES

Executives and employees must ensure that they understand the rules of conduct required by this Code of Ethics and apply them in all business and professional dealings with other companies and individuals.

Upon being hired and thereafter, once per year, all executives and employees must sign a policy compliance form as the one incorporated as “Exhibit E” to this Code of Ethics, by which they must abide during the entire period of their employment.

All breaches of this Code of Ethics are considered serious offences and treated accordingly.

Any executives or employees who know of a problem situation with regard to this Code of Ethics must inform their immediate superior. If the employee or superior deems that the situation cannot be remedied in this manner, the employee or superior must inform the responsible Vice President, and the President and CEO.

RULES OF CONDUCT

GENERAL

All executives and employees must act with care, honesty, diligence, efficiency, commitment, loyalty and fairness to safeguard the Company’s reputation for quality, dependability and integrity and must always act in the best interest of the Company.

COMMITMENT TO HUMAN RIGHTS

In carrying out their duties, executives and employees must observe the principles of human rights, fairness and integrity based on equality and non-discrimination, and respect the privacy and reputation of others. All executives and employees must avoid any psychological or sexual harassment and must abide by the attached Harassment Policy.

CONFIDENTIAL INFORMATION

All executives and employees must respect and safeguard all Company Confidential Information, and, must therefore adhere to the attached Policy related to the use of Information.

CONFLICTS OF INTEREST

All executives and employees must avoid, insofar as possible, placing themselves in situations of conflict of interest. When such a situation cannot be avoided, the executive or employee in question shall inform his immediate superior without delay, who shall then inform the appropriate Vice President of the circumstances of the conflict.

No executive or employee may become involved, directly or indirectly, in a business similar to, or in competition with, the Company’s, or in any company that does or seeks to do business with the Company.

Executives and employees shall not, when making decisions, allow themselves to be influenced by job offers or any other personal considerations.

Executives and employees must never influence transactions with suppliers for personal reasons.

Executives and employees, once they have ceased to exercise their functions within the Company, must not benefit from undue advantages as a result of their preceding functions within the Company.

GIFTS, FAVOURS, PRIVILEGES

Executives and employees may not, in the course of their duties, accept any gift or favour, whether or not it is for their personal use, from any person or organization having business dealings with the Company, with the exception of the business practices described further on. Exceptions to this Code of Ethics are subject to the responsible Vice President’s written approval.

The term favour generally means any privilege that could affect the judgement of an executive or employee in the course of his duties or damage the Company’s credibility. Any privilege not identified as a business practice and not approved beforehand by the responsible Vice President is deemed a favour that must be refused at once or approved by the responsible Vice President.

The following are considered common business practices in the industry in which the Company operates:

•

occasional privileges linked to an executive or employee’s official duties. These privileges must be of nominal value and non-repetitive in nature and must not cast doubt on the executive or employee’s integrity.

•	occasional business meals, items of nominal value bearing a supplier’s logo, samples of new products, ad hoc invitations to local sporting or cultural events.

Executives and employees may not seek, or behave in a way that suggests that they are seeking, a privilege for themselves or a third party, on the basis of a business dealing or relationship.

INTEGRITY OF FINANCIAL AND CORPORATE INFORMATION

All executives and employees shall ensure that all Company books, ledgers and files of any kind whatsoever accurately reflect the course of business, and, when applicable, scientific results of pre-clinical and clinical studies. Therefore, all executives and employees must adhere to the attached Policy regarding Financial and Scientific Complaints.

SECURITIES TRANSACTIONS AND INSIDER TRADING

Executives and employees must follow the Company’s Policies and Procedures related to the use of Information and any directives which are given from time to time by the Legal Affairs department related to the transactions of the Company’s securities.

SOFTWARE

Executives and employees must follow the attached Information Technology Policy pertaining to the use of electronic and computer equipment, software and the Internet.

EXHIBIT “A”

INFORMATION TECHNOLOGY POLICY

	Information Technology Policy	Page 1 of 10
TITLE
Computer Policy

EFFECTIVE DATE	REVISION #	OWNER
2009-08-15	1.0	IT Department

1.	PURPOSE

Employees and other people providing services to Theratechnologies use on a daily basis computer hardware and removable media to create, process, store, transport and transmit information. This information is exposed to risks and must be protected by appropriate measures to safeguard its confidentiality, integrity and availability.

The primary goal of this policy is to protect the information assets of Theratechnologies and ensure that computer hardware is used securely. It is essential that everyone follows this policy in order to ensure that information is protected in an effective and ongoing manner.

2.	SCOPE

This document sets out the rules established by Theratechnologies concerning the use of, in particular but not limited to, the Intranet, the Internet, the Extranet, the World Wide Web, internal and external e-mail (hereinafter referred to as the “electronic network”).as well as electronic and computer equipment belonging to Theratechnologies (hereinafter referred to as the “equipment”).

This policy applies to all regular and temporary employees of Theratechnologies as well as any consultant, intern, contractual worker or any other authorized person (hereinafter referred to as the “users”) having access to the electronic networks and the equipment.

All users accessing the electronic networks or who use the equipment at Theratechnologies agree, by virtue of such use, to respect the rules set out in this document.

This follows industry best practices and must be applied in all cases, irrespective of context or situation.

3.	REFERENCES

None

4.	APPLICABLE FORMS AND LISTS

None

5.	DEFINITIONS

None

6.	ROLES AND RESPONSIBILITIES

Under this policy, the parties identified below have the following roles and responsibilities:

6.1. IT Department:

•	Must ensure that the users have access to the logistical and material resources needed to allow them to meet their commitment to the information security of Theratechnologies;

•

Is responsible for ensuring that all equipment used to create, process, store, transport and transmit information belonging to Theratechnologies is compliant with the information security standards and requirements;

•	Is responsible for configuring the equipment in accordance with the applicable security standards;

•	Is responsible for checking the configuration of computer hardware not owned by Theratechnologies but used to process information belonging to Theratechnologies, e.g., a consultant’s laptop;

•	Is responsible for supporting users in their day-to-day use of the equipment;

•	Is responsible for creating and disabling user accounts;

•

Plays a communications role with the users they support and is responsible for ensuring that users are aware of the importance of complying with this policy and standards in place at Theratechnologies regarding information security;

•	Is responsible for developing this policy on the Use of the electronic networks and equipment.

6.2. Managers:

•	Must notify the IT department without delay of the arrival of a new user in order to ensure that the equipment to be used by said user meets the information security standards of Theratechnologies;

•	Must ensure that access rights to information belonging to Theratechnologies are restricted to those users who need it in the course of their duties or mandates at Theratechnologies;

•

Must ensure that all users under their responsibility are informed of this policy and the standards that support it, and that they behave responsibly toward information security and use of the equipment;

•	Must ensure that the users under their responsibility have the authorizations necessary before using the equipment in the course of their work at Theratechnologies;

•	Must promptly notify the IT department when a user leaves Theratechnologies, so that the user’s accounts can be closed and that access to them can be disabled.

6.3. Users:

•	Must not use electronic networks and equipment in such a way as to compromise the security of information at Theratechnologies;

•

Share responsibility for information security with the other parties listed below. They are responsible for their own use of information and equipment, and must comply at all times with the information security standards and policies in effect at Theratechnologies;

•	Must, in order to ensure compliance with the above, adopt responsible and secure attitudes and behaviour in the course of their work at Theratechnologies;

•	Must immediately report any technical problems with the equipment to the IT department;

•	Must immediately report any incidents that may have an impact on confidentiality and security of information to the IT department and his/her immediate supervisor.

7.	COMPUTER HARDWARE COVERED BY THIS POLICY

The equipment covered by this policy are those that belong to Theratechnologies and those used by all users to access information belonging to Theratechnologies by way of electronic networks. The equipment includes, in particular:

7.1. Computers:

•	Desktop computers

•	Laptop computers

7.2. Data Storage Peripherals:

•	Smartphone, e.g., Windows Mobile Devices

•	Personal Digital Assistants (PDAs), e.g., Palm Tungsten

•	Digital cameras and cell phones

•	USB flash drives (USB memory keys)

•	Portable MP3 players

•	Other portable media or devices that can be used to store information, e.g., external hard drives, multi-format memory cards, CD-ROMs, DVD-ROMs, diskettes

7.3. Equipment not Owned by Theratechnologies:

Computer equipment not owned by Theratechnologies (e.g., users’ personal computers accessing the electronic networks by VPN) must not be used to create, process, store, transmit or transport information belonging to Theratechnologies unless it is being used for these purposes under a contractual agreement duly signed with Theratechnologies.

In all cases, computer equipment not belonging to Theratechnologies is subject to the same configuration and usage standards as computer hardware belonging to Theratechnologies. Consequently, Theratechnologies can request that all users have their computer equipment checked by its IT department to ensure that it complies with the security standards in place.

8.	PROCEDURE

8.1. Utilization for Business Purposes

During business hours, the electronic networks and equipment are to be used for the purpose of Theratechnologies business only. At other times, use of the computer networks for personal purposes is allowed but must be limited, reasonable and in line with this policy in such a way as to not hinder the performance of the equipment.

Users may not use the electronic networks in such a manner as to harm Theratechnologies’ reputation.

8.2. Ownership of Message and Right of Supervision

The information processed by users on the electronic networks and/or the equipment of Theratechnologies remains the exclusive property of Theratechnologies. Any information or message1 that is created, sent, received or stored and that can be accessed by a user via the electronic networks and the equipment is part of Theratechnologies records.

The management of Theratechnologies reserves the right to monitor, access, recover, read or disclose such messages or information to any competent authority or third party, without prior notice to the senders or recipients thereof.

Theratechnologies may also monitor electronic communications of the users with a view to ascertaining any infringement of laws, any breach of confidentiality or security of information, any communication contrary to Theratechnologies’ interests, or any violation of this policy or of any other of Theratechnologies’ rules or policies in effect.

Furthermore, users must be aware that Theratechnologies may monitor and compile a list of the sites visited by users on electronic networks.

8.3. Content of Messages

Users must exercise the utmost care in writing e-mail messages and ensure that they are courteous, polite and respectful towards the message recipient.

Communications sent by means of the electronic networks or on behalf of Theratechnologies must not be defamatory, offensive, harassing or threatening. They must not contain images or comments with a sexual connotation, racial slurs or any other images or comments based on race, colour, sex, sexual orientation, marital status, religion, pregnancy, political convictions, language, ethnic or national origin, social status or handicap which are likely to violate the fundamental rights of a person, notably his/her reputation and his/her private life and likely to discriminate against him/her.

Users who receive e-mail containing content contravening the rules set out in this policy must delete it and immediately notify the sender to cease such action.

8.4. Confidentiality and Integrity

Communications on the electronic networks with the equipment or on the electronic network with equipment not belonging to Theratechnologies are generally not private and their confidentiality cannot be assumed. The security measures in place are intended to protect Theratechnologies’ confidential information and to prevent unauthorized access to this information by third parties.

[1]	It is understood that the term “message” or “email” refers to the message itself as well as any attached files.

Messages may be easily intercepted on the electronic networks, and any confidential information2, personal information3 or privileged information4 (hereinafter referred to as the “confidential information”) must not be transmitted unless the messages are made secure according to the security standards in effect.

To ensure that Theratechnologies has continuous access to the information belonging to it, users must not use personal or unauthorized software to make their data or e-mail secure.

Users are responsible for usernames, passwords and any other identification mechanisms they use. Moreover, users must lock their workstations when they leave them. Users should not use a password that is identical to ones used in other computer equipment at Theratechnologies. The password must not be common noun or proper name that can be found in a dictionary and it must be composed of no less than NINE characters made up of letters, numbers, and special characters, which are not repeated. Passwords should be changed regularly.

Passwords or other identification mechanisms used to access the network at Theratechnologies must not, in any instance, be transmitted to the electronic networks in readable format.

Users must ensure messages are sent to the correct electronic address by always verifying the recipient’s address details.

8.5. Computer Virus and Other Form of Malicious Code

Users should:

•	Never uninstall the anti-virus software or deactivate its functions;

•	Respect the instructions given in mailings or messages regarding virus warnings;

•	Report any real or suspected problem involving a computer virus or other type of malicious code to the IT department to prevent it from spreading.

In the event of such a problem, users must note what happened, taking care to indicate any messages displayed on screen, and turn off their workstations.

8.6. Prohibited Tools

Users are limited to use the media provided on their computer by Theratechnologies. These following tools and software can allow access by third parties and open the door to damage of Theratechnologies:

•	Email system other than the one provided Theratechnologies, e.g.: Yahoo mail, Hotmail, etc.

•	Instant Messaging, like ICQ, AOL Instant Messenger, Microsoft Messenger

All software and computer equipment purchases should be done by the IT department.

[2]	Any information not in the public domain which pertains to Theratechnologies, its employees, clients, suppliers and shareholders.
[3]	Any information concerning a physical person, whether that person is a Theratechnologies client, employee or third party.
[4]	Any information not yet in the public domain and likely to affect the decision to make a reasonable investment or likely to affect the value or price of the stock of a publicly-traded company.

8.7. Prohibited Activities

Users are not permitted to use the electronic networks and/or the equipment for purpose of, in particular:

•	visiting sites that are sexually explicit in nature, hateful or racist in nature or sites with content of a discriminatory nature;

•	visiting or downloading material from hacker sites;

•	carrying out activities which are not part of their work during business hours;

•	creating a web page for or on behalf of Theratechnologies without the prior approval of Theratechnologies’ Communication department;

•

installing, on a workstation connected to a network or on a stand-alone station which contains confidential information, an Internet account from an Internet service provider. Any access to the Internet must be made using the corporate Internet solution. If it is inaccessible, the user must proceed according to the security standards in effect;

•	downloading patented or copyrighted material, trademarks, trade secrets or other information, or confidential or private documents without the prior authorization of Theratechnologies;

•	accessing remote computers or other systems without authorization, or damaging, altering or interfering with such computers or systems in any manner whatsoever;

•

allowing a third party to access or use the electronic networks without authorization (including giving unauthorized persons access to confidential information) or otherwise compromising the security of the electronic networks;

•	using another person’s username password or any other identification device or disclosing any username or password, including their own;

•	using software or a tool of some kind to bypass security controls (for example, using an automated password function to avoid having to enter it each time);

•	intercepting or consulting data or e-mail that is not addressed to them;

•	sending anonymous messages, distributing chain letters, classified advertisements or any other form of mass distribution by e-mail;

•	paying subscription fees or access fees out of Theratechnologies’ resources without their manager’s authorization;

•	revealing confidential or privileged information about Theratechnologies (via e-mail, news groups, electronic forums or chat rooms);

•	expressing personal opinions about Theratechnologies;

•	participating in illegal activities.

A manager who discovers that an employee is using his/her computer to engage in prohibited activity must immediately contact the human resources department, which will assess the seriousness of the actions and recommend appropriate corrective measures.

8.8. Value of Electronic Document

Users must exercise the necessary caution when creating electronic documents since such documents may be binding upon Theratechnologies in the same way as paper documents. For example, a reply by e-mail may serve as evidence that a contract has been established.

8.9. Property and Right to Monitor

Subject to applicable laws and regulations, when called for by a specific situation, Theratechnologies may at any time and without notice inspect the contents and usage of the equipment used to create process, store, transmit or transport information belonging to Theratechnologies.

8.10. Reporting Lost, Stolen, or Destroyed Hardware

In order to manage any incidents that may have an impact on the security and/or confidentiality of information, users must immediately report any loss, theft or destruction of computer hardware to the IT department.

8.11. General Instructions for Using Computer Hardware

The following instructions apply to all Theratechnologies’ users and describe the behaviour to be adopted in order to help reinforce information security at Theratechnologies.

8.11.1. Behaviour to Be Adopted

Personal use of the equipment

During business hours, Theratechnologies’ networks are used to carry out the duties of the employees.

During business hours, the electronic networks are to be used for the purpose of Theratechnologies business only. At other times, use of Theratechnologies network for personal purposes must be limited, reasonable and in line with this policy in such a way as to not hinder the performance of the electronic equipment.

Users may not use Theratechnologies’ network in such a manner as to harm Theratechnologies reputation.

Physical security of the equipment	Users must be vigilant at all times, irrespective of their location. They must protect the information and the equipment in their possession.

Destruction or transfer of equipment	The destruction, moving or replacement of equipment must be done only by the IT department.

Protection of the equipment during use

Users must not try to deactivate the security tools installed on their equipment (antivirus software, personal firewalls).

Users must be cautious and vigilant at all times, especially when accessing the Internet or using e-mail.

Users must not download files that are illegal, dangerous or unrelated to their work.

Reporting problems related to the use of the equipment	In the event of a problem involving the use of the equipment, users must contact the IT department as soon as possible.

8.12. Use of equipment

Users must, at all times, protect all computer hardware on which information belonging to Theratechnologies is found.

If they are unable to comply with these instructions, users should refrain from creating, storing, transporting or processing this information on computer hardware.

8.12.1. Desktop Computer

Users must:

•	Meet the password standards of Theratechnologies (refer to SOP P-ADM-029);

•	Be sure never to leave their usernames or passwords in plain sight on their desk or screen and, under no circumstances, should users disclose their passwords to anyone else ;

•	Lock their workstations (by pressing Ctrl-Alt-Del) when leaving their workspaces, even for a short period of time;

•	Not change or deactivate the computer’s security settings;

•	Save their data on the network versus using the local drive (C: drive);

•	Follow the instructions regarding the use of Theratechnologies’ computer resources and the electronic networks.

8.12.2. Laptops Computer

Important: The above instructions for using desktop computers also apply to laptop computers.

The IT department will make sure that any laptop used to process information belonging to Theratechnologies is equipped with antivirus software, a firewall and an encryption solution in accordance with the standards in place at Theratechnologies.

Users must follow the procedures for using laptop computers, and must:

•	Never leave their usernames, passwords, VPN hardware tokens (SecurID) or any other information that could be used to access the information on the laptop in the laptop case;

•	Outside of the office, never leave the laptop unattended, even for a short period of time;

•	Never leave the laptop in their car, including in the trunk;

•	Lock their workstations (by pressing Ctrl-Alt-Del), if they need to leave the laptop unattended for an undetermined period of time;

•	At the office, reboot his/her laptop on the docking station assuring the work done while not connected to the network will be transferred to the network;

•	Adopt responsible behaviour and be cautious when using the laptop to process information in a public place, e.g., train stations, airports, vehicles, Internet cafés, etc.;

8.12.3. Data Storage Peripherals

The provisions regarding laptops also apply to this type of hardware. Under no circumstances should users copy, transport or store sensitive or confidential information using hardware of this type that does not belong to Theratechnologies.

8.12.4. Windows Mobile « Smartphone » Devices

Devices such as the Smartphone allow users to stay connected and have access to a wide array of information resources. However, this connectivity comes with a risk for the information kept on this hardware.

That is why it is important that:

•	Access to the Smartphone device must be protected by a password, and users must not deactivate this feature.

•

Smartphone devices used to transport information belonging to Theratechnologies must be configured in accordance with Theratechnologies standards so as to safeguard the security and confidentiality of the information at all times.

•	Just as with a desktop or laptop computer, the password for the Smartphone device must never be left in plain sight.

•	Never leave the Smartphone device unattended.

•	In case of lost or thief, the IT department is contacted immediately.

8.12.5. Personal Digital Assistants (PDAs, Palm, Compact PC)

No information belonging to Theratechnologies should be synchronized with or copied to this type of device unless it is configured in accordance with Theratechnologies’ security standards. Similarly, users must not make use of:

•	a PDA’s built-in camera. As such, no Theratechnologies documents or facilities should be photographed or filmed using this type of hardware.

8.12.6. Cellular Phones

Users should be aware that calls made from and received on a cell phone are not guaranteed to be confidential. Consequently, users must consider the following:

•

When holding a confidential conversation, it is preferable to use a traditional line, rather than a cell phone. If possible, users should refrain from using a cell phone to hold confidential conversations.

•

If there is no alternative to the cell phone, users must be aware of their surroundings when using the cell phone and make sure no one is overhearing or eavesdropping on them when the conversation is confidential.

•	Use of a cell phone’s built-in camera is prohibited. As such, no Theratechnologies documents or facilities should be photographed or filmed using a cell phone.

•	Use of a cellular phone in a car is prohibited without the use of a hand free system.

8.12.7. USB Memory Key

Users who store and transport information using a USB memory key can only do it with a key supplied by Theratechnologies. In case of loss, the user must report immediately to his/her immediate superior and to the IT department.

8.12.8. Portable MP3 Players (flash memory or internal hard drive)

Users are prohibited from using this type of data storage peripheral to store or transport information belonging to Theratechnologies.

8.12.9. DVDs and CDs

Users must be cautious when using these data storage media, due to their large information storage capacity. The use of these storage peripherals must be in accordance with the following standards;

•	Encrypt the confidential information when this type of data storage medium is being used;

•	Never leave a data storage medium containing any information unattended;

•	Keep it out of sight in a locked, secure cabinet or personal office;

•	Never leave data storage media such as CDs, DVDs or diskettes containing information belonging to Theratechnologies in the computer case, on the computer itself, or near the computer.

8.12.10. FAX

When sending or receiving documents by fax in a public location outside Theratechnologies (e.g., a hotel), users must make sure no copies of the document are stored in memory on the hardware used to send or receive the fax, and obtain confirmation that the document has been transmitted.

8.12.11. Various Media

This category encompasses any other data storage peripheral that can be used to store or transport information, (e.g., digital cameras, various magnetic media, multi-format memory cards, external hard drives).

•	These data storage peripherals must never be used to create, copy, transport or store information belonging to Theratechnologies.

8.12.12. Wireless Communications

Although this technology offers an undeniable advantage for users on the go, the nature of wireless networking requires extra care from users in order to prevent any information security incidents. When using computer hardware in a wireless access hotspot, the standards in effect at Theratechnologies must be followed by the user. The following points must be observed by users:

•	Laptop firewalls must not be uninstalled or deactivated.

•	All external access to the Theratechnologies network must be via VPN.

•

Be cautious when using a laptop in a public place. Users must watch for prying eyes and adopt behaviour that is appropriate to the surroundings (e.g., never leave computer hardware unattended in a train station, airport, vehicle, Internet café, etc).

8.13. Compliance with the policy

Compliance with this policy is essential to the effective and ongoing protection of Theratechnologies’ information.

Consequently, users who fail to comply with this policy are subject to disciplinary measures up to and including dismissal. Trainees, contract employees, consultants or suppliers who do not comply with the Code run the risk of having their contract terminated or not renewed.

In addition, certain breaches of the Code may result in legal proceedings against the individual.

None

EXHIBIT “B”

HARASSMENT POLICY

HUMAN RESOURCES

TITLEE : HARASSMENT	LAST REVISION DATE : 2009 PAGE : 1 of 3

OBJECTIVE

Encourage and ensure a harmonious working environment for employees, which is free from psychological harassment and which allows them to develop. This policy follows new legislation to this effect.

POLICY

Application

This policy applies to all salaried personnel, including senior management.

Definition

Psychological harassment is vexatious behaviour that manifests itself in the form of conduct, verbal comments, actions or gestures, that affects an employee’s dignity or psychological integrity and that results in a harmful work environment for the employee. A single serious incidence of such behaviour that has a lasting harmful effect on an employee may also constitute psychological harassment.

Vexatious behaviour is a humiliating or abusive conduct which may hurt someone’s pride or cause this person torment.

Harassment may be manifested by, among others, a superior, a colleague, a group of colleagues, a client or a supplier.

Manifestations of harassment included

•	To make rude, degrading or offensive remarks.

•	To discredit the person: to spread rumours, to ridicule, to humiliate, to call into question the person’s convictions or private life, to verbally abuse or to sexually harass this person.

•	To belittle the person: to force him to perform tasks that are belittling or below his skills, simulating professional misconduct.

•	To prevent the person from expressing himself: to yell at him, to threaten him, to constantly interrupt him, to prohibit him from speaking to others.

•	To isolate the person: to no longer talk to him at all, to deny his presence, to distance him from others.

•	To display or issue texts or illustrations that are degrading towards men or women, or towards racial, ethnic, religious or other groups.

•	To make accusations and complaints that are unfounded and unjustified with the intention of discrediting or harming.

•	Unwelcome physical contact of any nature.

•	Unsolicited and unwelcome sexual advances.

•	Requests of a sexual nature made as a condition for obtaining employment or any other decision of a professional nature, such as hiring, transfer, promotion, performance evaluation and remuneration.

Psychological harassment must not be confused with the normal exercise of the employer’s managerial rights, in particular his right to assign tasks and his right to impose disciplinary measures. Insofar as the employer does not exercise these rights in an abusive or discriminatory manner, his actions are not psychological harassment.

Application of the policy

•	The employee who believes he is a victim of harassment can file a complaint in writing or in person with his superior or the human resources representative.

•

This complaint will be studied in an impartial, respectful and fair manner with regard to the persons involved by the superior, the departmental vice president and the human resources representative. It will be kept strictly confidential.

•

An inquiry will be conducted to verify the validity of the complaint. All inquiries will require obtaining complete information on the victim and on the perpetrator of the harassment, as well as, if pertinent, on the witnesses. All participants involved in the inquiry will be expected to observe the strictest confidentiality.

•	The supervisor or human resources representative, as the case may be, will discuss the results of the inquiry with the victim.

•

Appropriate measures will then be taken to put a stop to the harassment. Harassment can lead to corrective or disciplinary measures and even result in a dismissal. If the harassment is manifested by a third party, the company will take the necessary measures to put a stop to it.

•	In order to maintain a working environment that is free of any form of harassment, no behaviour that may resemble harassment will be tolerated.

APPENDIX “A”

Acknowledgment of Receipt

I,                             , employee of Theratechnologies Inc., recognize having had access to and/or received a copy of the policy against harassment in the workplace at Theratechnologies Inc.

I declare that I have acquainted myself with the terms contained in the policy, that I understand and agree with the rules and principles stated. I realize that any violation on my part of this policy may lead to administrative and/or disciplinary measures and may even result in my dismissal.

Signed	Name and first Name (in print)

(year-month-day)

Please complete this form and return it to the human resources coordinator, no later than 5 days following the date at which you have had access to the policy (or received your copy of the policy) against harassment in the workplace.

EXHIBIT “C”

POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION

POLICIES AND PROCEDURES RELATED TO

THE USE OF INFORMATION

Last Up-date: October 13, 2009

OVERVIEW

For a company such as Theratechnologies Inc. (the “Company”), information constitutes one of its most important assets. Consequently, it is in the Company’s best interest to take all necessary precautions to identify and safeguard important information and limit its disclosure.

First, information may constitute intellectual property, and more precisely, can be the basis of inventions protected by patents. Patents grant exclusive rights for twenty years. However, public disclosure of an invention prior to filing for a patent immediately eliminates the rights to a patent. Therefore, inappropriate disclosure causes considerable and irreparable harm to the Company.

Furthermore, competition in biotechnology is fierce and other companies are working in the same therapeutic fields and possibly developing similar molecules. Our competitors are on the lookout and the existence of industrial espionage cannot be ignored. If certain Company information were to become known to our competitors, it could give them an important competitive advantage and thus be detrimental to our activities.

Finally, Theratechnologies, as a public company, is subject to the securities laws and regulations of the Canadian provinces as well as the rules and policies of the Toronto Stock Exchange where its shares are listed. These laws, regulations, rules and policies (the “Securities Law”) have special provisions as regards the disclosure of material information to ensure that investors have access to the same information on a timely basis.

In view of the above, the Company has adopted rules of conduct relating to information and has put in place the following policies and procedures related to the use of information (collectively referred to as the “Information Policy”).

OVERVIEW	PAGE 2
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

DEFINITIONS

For purposes of this Information Policy, the following words and expressions shall have the meaning defined below:

“Confidential Information” means all information concerning the Company, be it oral, written, graphic, photographic, recorded or other form, with the exception of information which is accessible to the public or which is part of the general knowledge of the employee before the beginning of his employment. The definition of Confidential Information includes, but is not limited to, all trade secrets, inventions, discoveries, know-how, data, drawings, methods, processes, software, diagrams, professional and technical knowledge, supplier reports, clients, financial information, prices, evaluations, company objectives, plans, business opportunities, market studies. Omitting to indicate that the information is confidential has no effect on its status as Confidential Information.

“Designated Spokespersons” means the persons designated as such by the Company, responsible for communicating with the investment community, the media or the general public.

“Forward-Looking Information” means disclosure regarding possible events, situations or operating results that is based on assumptions about future economic conditions and courses of action, and includes financial information about prospective operating results, financial position or cash flows that is presented either as a forecast or a projection.

“Material Information” means any information, event or change relating to the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of the Company’s securities.

“Privileged Information” means any information that has not been disclosed to the public and that could affect the decision of a reasonable investor.

“Securities Law” means all laws, rules, regulations and policy statements of Canadian Provinces as well as rules and policies of the Toronto Stock Exchange, the Autorité des marchés financiers, the Ontario Securities Commission and any other Canadian securities regulatory authority.

“Subsidiary” means an entity controlled by the Company. An entity is deemed to be controlled by the Company when the Company owns the necessary securities enabling it to elect the majority of directors. The Subsidiary of a Subsidiary is presumed to be a Subsidiary of the Company.

“Third Party” means anyone who is not an employee, an officer or a director of the Company or a Subsidiary, such as suppliers, consultants who do not provide services to the Company on a continuous basis and clients.

DEFINITIONS	PAGE 3
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

SCOPE

This Information Policy sets forth rules with respect to the Company’s information and applies to all its employees, officers, directors and consultants who provide services to the Company on a continuous basis. Where a Subsidiary has not adopted a separate information policy, the scope of this Information Policy also applies to that Subsidiary, its employees, consultants who provide services to the Company on a continuous basis, officers and directors.

The policies and practices relating to the communication of information of a Subsidiary may be specified by the Subsidiary in a separate information policy. Such policy should conform in general to the present Information Policy and be approved by the Company. The Subsidiary will not, in such circumstances, be subject to this Information Policy, but will give the Company sufficient advance notice of all foreseen disclosures of Material Information and make all modifications to disclosure documents requested by the Company in order for the Company to respect its legal obligations.

Anyone who contravenes this Information Policy may be subject to disciplinary measures, including dismissal by the Company without notice. A person who violates this Information Policy could also be subjected to penalties imposed by the Securities’ Authorities.

SCOPE	PAGE 4
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

PRINCIPLE OF NON-DISCLOSURE

An employee, consultant who provides services to the Company on a continuous basis, officer or director shall not disclose any Confidential Information obtained or developed within the context of his or her employment or while providing services to the Company as a consultant other than as permitted by this Information Policy. He/she must sign a commitment to this effect at the beginning of his/her employment with the Company and respect the terms of this Information Policy.

PREVENTIVE MEASURES

1.

Safekeeping of Information. Keep all Confidential Information in a secure location when it is not in use, such as in locked filing cabinets or desks. Restrict access to confidential electronic documents via passwords. Rapidly remove all documents of a confidential nature from conference rooms and work areas as soon as meetings are concluded.

2.	Copies. Avoid needlessly copying documents containing Confidential Information.

3.	Destruction. Shred documents containing Confidential Information instead of simply disposing of them in waste paper containers or recycling bins.

4.

Fax machines and e-mails. Transmission of documents containing Confidential Information via electronic devices, such as a fax machine or directly from one computer to another, should only be done if it is reasonable to believe that in-coming and out-going transmissions can occur in a secure manner.

5.	Cellular telephones. Avoid discussing information of a confidential nature via cellular telephone, or via any other telephone, without making sure beforehand that it can be done securely.

6.

Public places. Avoid discussing Company affairs, reading or exposing documents containing Confidential Information in public places, such as restaurants or aircraft, without making sure beforehand that it can be done privately.

7.

Requests received from the media, analysts and the general public. Employees, consultants who provide services to the Company on a continuous basis, officers and directors who are not Designated Spokespersons must not, in any circumstances, reply to information requests received from these parties. All such requests must be forwarded to the Designated Spokespersons.

8.	Family Members. Family members and friends are considered Third Parties in the same way our competitors are and do not need to know the Company’s Confidential Information.

PRINCIPLE OF NON-DISCLOSURE	PAGE 5
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

PERMITTED DISCLOSURE

INTERNALLY

Disclosure of Confidential Information within the Company is only authorized in the normal course of business and only to employees, consultants who provide services to the Company on a continuous basis, officers or directors of the Company who need to know such information for the purposes of their work. Even senior officers do not need to be informed of Confidential Information if such information is not required for their work.

THIRD PARTIES

The disclosure of Confidential Information to Third Parties is permitted only in the normal course of business and only to Third Parties who are bound by a Non-Disclosure and Non-Use Agreement. Only disclose to Third Parties the Confidential Information required for the performance of their work.

1.

Non-Disclosure and Non-Use Agreements. All Third Parties to whom Confidential Information will be disclosed must first sign a Non-Disclosure and Non-Use Agreement. All Non-Disclosure and Non-Use Agreements must be prepared and approved by the Legal Services Department.

2.	Identification of Information. If the Non-Disclosure and Non-Use Agreements so require, clearly identify written Confidential Information with a “CONFIDENTIAL” marking on each page.

3.

Verbal Disclosure. If the Non-Disclosure and Non-Use Agreements so require, writing down all Confidential Information communicated verbally to a Third Party and send it to such Third Party within the time prescribed in the agreement clearly identifying it as “CONFIDENTIAL”.

4.

Records. Keep a copy of all Confidential Information disclosed to a Third Party in a manner that will allow for the determination, at all times, of the subject and nature of the information held by the Third Party.

5.

Return of the Information. Recover all Confidential Information upon termination of a project or when the Third Party no longer requires the information, or at least, ensure that the Confidential Information held by the Third Party has been destroyed. In addition, you must obtain from such Third Party a certificate evidencing the return of the Confidential Information to the Company or a certificate evidencing the destruction of such Confidential Information. The certificate must be sent to the Legal Services Department.

PERMITTED DISCLOSURES	PAGE 6
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

JUDICIAL PROCEDURES

Disclosure of Confidential Information is permitted to any competent judicial or governmental authority if it is required by law, regulation or legal process. An employee, consultant providing services to the Company on a continuous basis, officer or director who is required to make such disclosure must inform the Legal Services Department beforehand.

PERMITTED DISCLOSURES	PAGE 7
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

PUBLIC DISCLOSURE

The objective of the following rules is to ensure that the disclosure of Company information intended for the media, investment community and the general public be factual, accurate and complete, and that it is disclosed on a timely basis and broadly disseminated in accordance with all applicable Securities Laws, regulations and requirements of the different Canadian provinces.

More precisely, the following rules define the nature of the information which has to be disclosed publicly, the persons authorized to do so, and the time and manner in which the disclosure is permitted.

NATURE OF THE INFORMATION

The information targeted includes that found in the following documents:

•	documents filed with securities authorities;

•	annual and quarterly reports;

•	the text of corporate presentations describing the Company’s activities;

•	press releases;

•	letters to shareholders;

•	the Company’s web site; and

•	all the other documents relating to the Company and made available to the public (e.g. posters and scientific abstracts).

It also includes verbal statements made in the following events:

•	corporate presentations describing the Company’s activities;

•	speeches;

•	press conferences and conference calls;

•	meetings or telephone conversations with analysts, investors or stock brokers;

•	interviews with the media; and

•	other public statement made by the Company.

PUBLIC DISCLOSURE COMMITTEE

The Public Disclosure Committee (the “Committee”) is composed of the persons occupying the following functions or similar functions within the Company:

•	President and Chief Executive Officer;

•	Chief Financial Officer;

•	Officer in charge of external communications;

•	Officer in charge of legal services; and

•	Any other person that the Committee may designate from time to time.

PUBLIC DISCLOSURE	PAGE 8
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

The Committee has the following responsibilities:

•	establish, evaluate and maintain controls on disclosures;

•	implementation and enforcement of this Information Policy;

•	revise this Information Policy to ensure its effectiveness;

•	monitor the Company’s practices in matters of public disclosures of information;

•	evaluate the materiality of information;

•

revise and submit for approval interim and annual management reports, the annual and quarterly reports, information circulars, annual notices, all prospectus or all notices of material change, as the case may be;

•	approve all corporate presentations describing the Company’s activities;

•	approve the information displayed on the Company’s web site;

•	determine blackout or quiet periods; and

•	determine the need to respond and comment to any rumours.

The Committee shall determine its own internal operating rules and procedures.

DESIGNATED SPOKESPERSONS

Designated spokespersons are those responsible for communicating with media, investors and analysts. Designated Spokespersons are the following persons:

•	President and Chief Executive Officer;

•	Chief Financial Officer; and

•	Officer in charge of external communications.

The Designated Spokespersons may, from time to time, appoint or delegate others within the Company to meet specific information requests.

Designated Spokespersons are the only people who may communicate on behalf of the Company with the media, the investment community and the general public. Employees, consultants who provide services on a continuous basis, officers or directors of the Company who are not Designated Spokespersons or have not been appointed by them, are not authorized to answer information requests originating from the investment community, the media or general public. All such requests must be forwarded to the Company’s Designated Spokespersons.

Public Oral Statements

Only Designated Spokespersons, or their appointees, have the authority to make public oral statements on behalf of the Company. The contents of any supporting documents for a speech, an official presentation, or of any other public presentation must be approved by the Committee beforehand. The Legal Services Department keeps a copy of these documents along with the completed “Approbation de projet de divulgation publique” form attached as Appendix A to this Information Policy (hereinafter referred to as the “Approval Form”).

PUBLIC DISCLOSURE	PAGE 9
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

In the event that Material Information is inadvertently disclosed during the delivery of a public oral statement, the Company shall immediately apply corrective measures.

MATERIAL INFORMATION

According to Securities Law, “Material Information” means any information, event or change relating to the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of the Company’s securities.

The following information may constitute Material Information:

•	financial results;

•	changes in the ownership of shares which could have an impact on the control of the Company or its Subsidiaries;

•	changes in the legal structure, such as a reorganization or a merger;

•	repurchase or tender offers;

•	important acquisitions or sales;

•	changes in capital structure;

•	material loans;

•	the public or private offering of additional securities;

•	the development of new products, and facts having any effect on resources, technology and products;

•	important discoveries;

•	results of clinical studies;

•	obtaining regulatory approvals;

•	negotiation, signature or termination of material agreements;

•	tangible proof of material increases or decreases in the profits over the short term;

•	material changes in the Company’s business plan;

•	material changes in senior management;

•	important lawsuits;

•	material conflicts with principal researchers;

•	defaults in financing agreements or others; and

•

all other facts relating to the Company and its activities or its Subsidiaries which would reasonably be expected to have a significant effect on the market price or the value of the Company’s securities or to influence the investment decisions of a reasonable and prudent investor.

According to Securities Law, as soon as the Company holds Material Information, it must issue a press release which communicates the substance of the Material Information and when such information causes a change in the business of the Company, file a material change report with Securities Regulators.

If an employee or an officer discovers Material Information which was not the subject of a public disclosure, the employee or the officer must advise a member of the Committee.

PUBLIC DISCLOSURE	PAGE 10
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

When Members of the Committee discover Material Information, or when they are informed of the existence of information which could be regarded as being material, they shall determine the importance of this information and if in fact it is Material Information, take appropriate action to issue a press release in conformity with the present Information Policy.

In some instances, it may be in the best interests of the Company that Material Information remain confidential. In such cases, the Legal Services Department will make all necessary undertakings with Securities Regulators.

PRESS RELEASES

Every press release issued by the Company must be approved in advance by the following persons if they are available: the President and Chief Executive Officer, the Chief Financial Officer, the Officer in charge of external communications and the Officer in charge of legal services, or any other person delegated by them. All quarterly and annual financial information contained in press releases must be approved prior to its disclosure by the Audit Committee and, as the case may be, by the Board of Directors.

The Legal Services Department of the Company must keep a copy of each press release issued together with the related Approval Form signed by the above-mentioned persons.

The President and Chief Executive Officer, the Chief Financial Officer, the Officer in charge of external communications and the Officer in charge of legal services shall establish the timing of the distribution of press releases, in accordance with Securities Law. Annual and interim financial results are to be communicated in a press release within a maximum of one working day following their approval by the Audit Committee and, as the case may be, by the Board of Directors.

The press releases are issued via an authorized broadcasting service, which ensures a uniform and simultaneous distribution across Canada. They are displayed at the same time on the Company’s web site. A notice, within the press release, must inform the reader that the posted information was accurate at the time of disclosure, but that it may be superseded by subsequent press releases.

If the Toronto Stock Exchange is open at the time of the announcement, a prior notice of the press release must be remitted to its Market Surveillance service to enable a trading halt, if deemed necessary. If the Toronto Stock Exchange is closed at the time of the announcement, its Market Surveillance service must be notified before the markets open.

TELECONFERENCES

Teleconferences may be held following the issue of a press release. All information concerning the teleconference, such as the date and time it will be held and the procedure to be followed by the persons interested in participating, must be part of a press release. Certain participants may participate via telephone and others on a listen-only mode by telephone or via “webcast” on the Internet. The Company may also send invitations to analysts, investors and the media.

PUBLIC DISCLOSURE	PAGE 11
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

A recording of the teleconference may be made available for a period of time to be determined by the Committee for the benefit of all interested parties.

If, during the teleconference, previously undisclosed Material Information is inadvertently disclosed, the Company will apply corrective measures as soon as possible.

COMMUNICATIONS WITH ANALYSTS, INVESTORS AND THE MEDIA

The Company considers that relations with analysts, investors and the media constitute an essential element of its investor relations program. Only the Designated Spokespersons are authorized to meet with these people. The meetings may be scheduled on an individual basis or in small groups, in person or via telephone, inasmuch as the following rules are followed. If, as a result of a teleconference, meeting or interview with the media, an article regarding the Company is published and such article contains errors, the Committee will take the appropriate measures to have such errors corrected if it deems it advisable.

Communicating undisclosed Material Information to such selective groups is not sufficient to meet the requirements of public disclosure and is illegal. If during a meeting with analysts, investors or the media, the Company wishes to announce Material Information, it must issue a press release beforehand in which the Material Information is disclosed.

If, during one of these meetings, previously undisclosed Material Information is inadvertently disclosed, the Company will apply corrective measures as soon as possible.

The Company will not discriminate when responding to legitimate information requests when related to information which can legally be communicated. Consequently, the Company will treat requests from the public and small investors in the same way as requests from larger investors, analysts and the media. However, all requests to communicate Confidential Information will be denied.

DISTRIBUTION OF ANALYSTS’ REPORTS

Analysts’ reports are proprietary products of the companies employing the analysts. The Company may not legally copy or distribute these reports without permission from the brokers. Additionally, if the Company circulates such reports, it could be viewed as endorsing their content. For these reasons, the Company will not supply, in any way or form, analyst reports to Third Parties, nor will it post such reports on its web site.

However, the Company may display on its web site a complete list, regardless of the recommendations, of all the brokers and of all the analysts who provide research coverage on the Company. This list will not include hyperlinks to the Third Party web sites or publications.

PUBLIC DISCLOSURE	PAGE 12
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

QUIET PERIODS

To avoid selective disclosure, or even the perception or appearance of selective disclosure, the Company may, from time to time, observe quiet periods, as determined by the Committee. During these periods, the Designated Spokespersons will not convene any meetings with the analysts, the investors or the media nor contact them via telephone, other than to respond to unsolicited requests for non-Confidential Information.

RUMOURS

The Company will not comment, affirmatively or negatively, on rumours circulating in the general public, the investment community or via Internet. The Designated Spokespersons will reply to such rumours in a uniform manner, stating:

“It is our policy not to comment on rumours or market speculation”.

If the rumour is accurate in whole or in part, the Committee will evaluate the pertinence of immediately issuing a press release disclosing the information.

If a market rumour is causing significant volatility in the stock, the Toronto Stock Exchange may request that the Company clarify the situation. The Committee will then meet and determine the best course of action to respond to the Toronto Stock Exchange’s request.

FORWARD-LOOKING INFORMATION

From time to time, the Company may communicate Forward-Looking Information to allow the investment community to better evaluate the Company’s future. Should the Company do so, the following guidelines will be observed:

•	the Company will clearly identify information that is of a forward-looking nature using a special statement to this end;

•

the statement will identify, in very specific terms, the material factors that could cause the actual results to differ materially from a conclusion, forecast or projection contained in the Forward-Looking Information;

•	the statement will contain the material factors or assumptions that were applied in drawing a conclusion or making a forecast or projection;

•	the statement will stipulate that the Company has no intention or obligation to update the forward-looking information; and

•	each document containing Forward-Looking Information to be publicly disclosed must be approved by the Legal Services Department prior to the disclosure of the Forward-Looking Information.

PUBLIC DISCLOSURE	PAGE 13
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

WEB SITE AND OTHER ELECTRONIC COMMUNICATIONS

This Information Policy also applies to electronic communications. Consequently, the officers and the personnel responsible for written or verbal public disclosure are also responsible for electronic communications.

The Officer in charge of external communications is responsible for up-dating the Company’s web site, and together with the Committee, ensuring its accuracy and completeness, as well as its conformity to Securities Law.

The Committee must approve all hyperlinks connecting the Company’s web site to Third-Party web sites.

Information concerning investor relations must be dealt with in a special section of the Company’s web site and include a notice informing the reader that the disclosed information was accurate at time of publication, but may be superseded by subsequent information. All data displayed on the web site, including audiovisual text and material must mention the date it was published. Any Material Information change must immediately be recorded on the web site. The Department in charge of external communications will keep a record of the date Material Information was displayed or removed from the web site’s investor relations section. Any Material Information must be displayed on the web site for a period of at least two years. The posting of information on the Company’s web site does not constitute sufficient public disclosure. All Material Information disclosed on the Company’s web site must be preceded by a press release.

The Designated Spokespersons are responsible for answering information requests received electronically. Only the information, which is public, or information which would otherwise be disclosed in conformity with this Information Policy, will be used to answer information requests received electronically.

In order to avoid inadvertent selective disclosure of Material Information on the Internet, employees are not allowed to participate in discussion forums on questions relating to the Company’s activities or securities. Any employee aware of such a discussion must immediately inform the Department responsible for external communications, in order that the discussion be monitored.

CERTIFICATIONS

In accordance with Securities Law, the President and Chief Executive Officer and the Chief Financial Officer have the obligation, at the time of filing the annual and interim financial statements, to sign and file with the securities regulatory authorities certificates, the prescribed text of which results in those two officers confirming that the financial information contained in those financial statements as well as in other continuous disclosure documents filed with said financial statements do not contain any false or misleading information.

PUBLIC DISCLOSURE	PAGE 14
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

In order to help the President and Chief Executive Officer and the Chief Financial Officer fulfill their above-mentioned obligations, the Company requests that each department head sign Sub-certificates.

At the end of each quarter, the Legal Services Department shall distribute to each department head the Sub-certificates to be signed. Each department head must return the Sub-certificates to the Legal Services Department before the requested deadline.

The Legal Services Department keeps the original certificates in the Company files and gives a copy to the President and Chief Executive Officer and to the Chief Financial Officer or confirms to each of them that all certificates have been signed and that it is in possession of all the originals.

CORRECTIVE MEASURES

Every employee, consultant who provides services to the Company on a continuous basis, officer or director who inadvertently discloses Material Information, who discovers that a document was inadvertently released publicly by the Company, who makes an inaccurate representation of the facts or who notices that Material Information was not disclosed, must contact a member of the Committee. The member of the Committee convenes a meeting and the Committee decides corrective measures that must be applied in accordance with Securities Law.

PUBLIC DISCLOSURE	PAGE 15
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

TRADING IN SECURITIES

Securities Law provides a set of rules, which govern trading in securities by employees, officers and directors. Consequently, the Company considers it important to advise those individuals of the applicable requirements in this regard.

UNDERLYING PRINCIPLE

Trading in securities of a public company on the basis of Privileged Information is illegal and subject to important fines.

RULES OF CONDUCT

It is forbidden for everyone to buy or sell Company stock on the basis of Privileged Information.

In addition, in order to avoid the appearance of trading on Privileged Information, it is forbidden for employees, consultants who provide services to the Company on a continuous basis, officers and directors of the Company to participate in the following types of transactions using Company securities:

•	buy or sell before the second working day following a press release; and

•	short selling.

In addition to the above-mentioned rules, officers and directors are subject to the rules contained in the Policy Related to Trading by Insiders.

From time to time, the Committee may establish black-out periods when trading in Company securities by employees, officers and directors is not permitted if it considers that a material change is imminent.

STATUTORY PENALTIES

In Québec, every person who trades in the securities of an issuer based on Privileged Information is subject to a fine that may equal (i) the greater of $5,000,000 or four times the profit made and (ii) the payment of damages equivalent to the injury caused to the other party to the transaction. In the other jurisdictions where the Company is a reporting issuer, similar provisions exist. A person who contravenes these rules may, therefore, be subject to additional penalties in other Canadian provinces.

TRADING IN SECURITIES	PAGE 16
POLICIES AND PROCEDURES RELATED TO THE USE OF INFORMATION	THERATECHNOLOGIES INC.

APPENDIX A

APPROVAL OF PUBLIC DISCLOSURE DOCUMENT

APPROVAL OF PUBLIC DISCLOSURE DOCUMENT

	Document	Date	Notes
☐	Annual Report	___/___/20___
☐	Proxy Circular	___/___/20___
☐	Annual Information Form	___/___/20___
☐	Annual MD&A	___/___/20___
☐	Annual Financial Statements	___/___/20___
☐	Interim MD&A	___/___/20___
☐	Interim Financial Statements	___/___/20___
☐	Public Presentation RE:	___/___/20___
☐	Speech RE:	___/___/20___
☐	Press Release RE:	___/___/20___
☐	Amendment to Website RE:	___/___/20___
☐	Scientific Abstract / Poster / Presentation RE:	___/___/20___
☐	Other:	___/___/20___

Intended Date of Disclosure:             /            /20             at             h

SEDAR Filing: yes / no

THE ABOVEMENTIONED DOCUMENTS ARE APPROVED “AS IS” FOR DISCLOSURE PURPOSES BY:

Responsable	Signature	Date
Disclosure Committee
President and CEO
CFO
Corporate Secretary
Investors Relation
If needed
☐ VP, clinic
☐ VP, finance
☐ VP, commercialization
☐ VP, regulatory affairs
☐ Others

Définitions	Page 16
Politique relative à l’information	Theratechnologies inc.

EXHIBIT “D”

POLICY REGARDING FINANCIAL AND SDCIENTIFIC COMPLAINTS

Theratechnologies inc.
Politique relative à l’information	Page 17

POLICY REGARDING FINANCIAL AND SCIENTIFIC COMPLAINTS

Theratechnologies inc.
Politique relative à l’information	Page 18

OVERVIEW

Securities Regulatory Authorities in Canada have introduced new investor confidence rules aimed at avoiding accounting scandals such as those that shook the integrity of financial markets a few years ago. In this regard, all public companies, through their audit committees, must establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters as well as procedures for the confidential, anonymous submission by employees of the company of concerns regarding irregularities in accounting or auditing matters.

Theratechnologies Inc. (the “Company”) has established accounting policies and procedures and an internal control process to ensure the accuracy and integrity of its financial statements. The Company recognizes that there may be situations from time to time where an employee or another interested person believes that these policies and procedures have not been followed or that information has been misstated or omitted which may impair the integrity or accuracy of the Company’s financial statements.

The Company also believes that it may be negatively affected by improper scientific practices. The Audit Committee, therefore, wishes to extend the policy to any employee or interested person who wishes to denounce any impropriety of a scientific nature, including questions and/or complaints relating to scientific information which may be misleading by errors, omissions or misstatements.

This policy sets out the procedures addressing the receipt, retention and treatment of complaints received by the Company in respect of matters relating to its financial and scientific practices. This policy also establishes means to protect the confidentiality and anonymity of any complaint submitted.

OVERVIEW	PAGE 2
POLICY REGARDING FINANCIAL AND SCIENTIFIC COMPLAINTS	THERATECHNOLOGIES INC.

DEFINITIONS

In this Policy, the following words and expressions shall have the following meanings:

“Complainant” shall mean any interested person making a Complaint.

“Complaint” shall mean any Financial Complaint or Scientific Complaint.

“Complaints Officer” shall mean the person responsible for receiving the Complaint, either the Financial Complaints Officer or the Scientific Complaints Officer.

“Financial Complaint” shall mean any question, concern and/or complaint relating to a Reportable Financial Activity.

“Financial Complaints Officer” shall mean Mr. Paul Pommier, Chairman of the Audit Committee of the Company, who is the person responsible to receive Financial Complaints.

“Reportable Activity” shall mean any Reportable Financial Activity or any Reportable Scientific Activity.

“Reportable Financial Activity” shall have the meaning given thereto in the Reportable Activities section contained hereafter.

“Reportable Scientific Activity” shall have the meaning given thereto in the Reportable Activities section contained hereafter.

“Scientific Complaint” shall mean any question, concern and/or complaint relating to a Reportable Scientific Activity.

“Scientific Complaints Officer” shall mean Dr. Gilles Cloutier, Director of the Company, who is the person responsible to receive Scientific Complaints.

DEFINITIONS	PAGE 3
POLICY REGARDING FINANCIAL AND SCIENTIFIC COMPLAINTS	THERATECHNOLOGIES INC.

PROCEDURE

REPORTABLE ACTIVITIES

The reportable activities under this policy are activities of the Company which have not or cannot be corrected or modified using the normal problem-solving process of the Company. For example, this process normally implies that if an employee is privy to an irregular activity, he must first report it to his or her supervisor and such supervisor will attempt to correct it. Only once this process proves inadequate that the employee may resort to file a Complaint hereunder.

Each of the following financial activities constitutes a “Reportable Financial Activity”:

•

Any activity with respect to the Company’s accounting, internal accounting controls or auditing matters which may impair the integrity or accuracy of its financial statements, including but not limited to, the following:

•	Non-compliance with established Company procedures; or

•	Misstatement or omission.

•	Any activity by an employee that may constitute:

•	Corporate fraud;

•	Violation of federal or provincial laws; or

•	Misappropriation of the Company’s property.

Each of the following scientific activities constitutes a “Reportable Scientific Activity”:

•	Any activity with respect to the Company’s scientific matters which may impair the integrity or accuracy of the Company’s scientific results, including but not limited to, the following:

•	Non-compliance with established Company procedures; or

•	Misstatement or omission.

•	Any activity by an employee that may constitute:

•	Corporate fraud; or

•	Violation of federal or provincial laws.

FILING A COMPLAINT

Any Reportable Financial Activity shall be reported promptly to the Financial Complaints Officer as a Financial Complaint in writing in an envelope marked “Private and Confidential” at the address below:

Mr. Paul Pommier

Chairman of the Audit Committee

Theratechnologies Inc.

2310 Alfred-Nobel Boulevard

Saint-Laurent (Québec) H4S 2A4

Any Reportable Scientific Activity shall be reported promptly to the Scientific Complaints Officer as a Scientific Complaint in writing in an envelope marked “Private and Confidential” at the address below:

Dr. Gilles Cloutier

Director

Theratechnologies Inc.

2310 Alfred-Nobel Boulevard

Saint-Laurent (Québec) H4S 2A4

All Complaints must contain a detailed description of the Reportable Activity, the steps taken up to the filing of the Complaint to correct it and the consequences, as the case may be, on the scientific or financial results published.

CONFIDENTIALITY

Any Complaint shall be treated on a confidential basis. The Complainant’s identity shall be treated confidentially, unless specifically permitted to be disclosed by the Complainant or unless required by law. The Complaints shall only be disclosed to those persons who have a need to know in order to properly carry out an investigation under this Policy.

It is preferable that the Complainant identify him/herself in order for the Company to properly carry out the investigation. However, the Complaint may be made anonymously. In such a case, there must be clear, accurate and sufficient details, as there will be no opportunity to have the information clarified.

COMPLAINTS PROCESSING

Upon receipt of a Complaint, the Complaints Officer will do the following:

•	Record the Complaint;

•	Review and assess the seriousness of the Reportable Activity and meet with the Complainant in person or through other appropriate means;

•	Investigate the Reportable Activity either alone or with the help of others;

•	Take corrective action, when appropriate; and

•	Report back to the Complainant, whenever possible.

RETALIATION

The Company will not discharge, threaten, harass, discipline, withhold or suspend payment of salary and/or benefits, demote, transfer or otherwise take any disciplinary or retaliatory action against any employee of the Company who in good faith files a Complaint or provides information or assistance in connection with any internal investigation or governmental proceeding or inquiry.

RETENTION OF COMPLAINTS

The Complaints Officer will ask the Secretary to supervise the maintenance of a log of all Complaints received from Complainants.

Each Complaint will be separately documented by the Complaints Officer. Such documentation shall include a report that contains a complete description of the allegation(s), the action taken (including investigative and/or disciplinary action), the status of the file as pending or closed and, if closed, a statement describing the final disposition of the case. All documentation with respect to a Complaint shall be retained by the Corporate Secretary.

The Audit Committee and the Board of Directors will have full access to the Complaint logs and reports at all times, except for any information that may be used to identify a Complainant who has requested anonymity.

Adopted by the Audit Committee

On October 12, 2005

The Secretary,

Geneviève Dubuc

EXHIBIT “E”

ACKNOWLEDGMENT

I hereby acknowledge having read and understood Theratechnologies Inc’s “Code of Ethics” dated February 18, 2011 describing the rules of conduct of its executives and employees in the exercise of their functions within the Company and I agree to comply with this “Code of Ethics”.

Date :

Signature :

Name :